               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
          OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                         Commission File Number:   001-12623

                              U.S. RENTALS, INC.
            (Exact name of registrant as specified in its charter)

1581 Cummins Drive, Suite 155, Modesto, CA 95358; (209) 544-9000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Title of each class of securities covered by this Form: Common Stock

     Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains: None

     Appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(ii)   []
         Rule 12g-4(a)(1)(ii)  []
         Rule 12g-4(a)(2)(i)   []            Rule 12h-3(b)(2)(i)    []
         Rule 12g-4(a)(2)(ii)  []            Rule 12h-3(b)(2)(ii)   []
         Rule 12h-3(b)(1)(i)   [X]           Rule 15d-6             []

     Approximate number of holders of record as of the certification or notice date: 36


     Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Rentals, Inc. (registrant) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 30, 1998               BY:     /s/ John S. McKinney
                                               --------------------
                                       Name:   John S. McKinney,
                                       Title:  Chief Financial Officer